Exhibit 99.4

Monster Offers Announces Stock Dividend

Press Release Source: Monster Offers On Thursday November 18, 2010,
4:05 pm EST

SAN DIEGO--(BUSINESS WIRE)-- Monster Offers (OTCBB: MONT.OB - News) announced today that the Board of Directors approved a one-half-for-one (0.5:1) common stock dividend (the "dividend"), of the Company's issued and outstanding common stock, par value $0.001, with a record date of December 1, 2010 and a payment date of December 2, 2010. Each shareholder will receive a dividend of one (1) common share for every two (2) shares owned on the record date.

Shareholders who have purchased stock and continue to hold their stock until December 1, 2010 will be issued this stock dividend.

"We want to thank our shareholders for their confidence in owning Monster Offers shares, especially during our developmental stage. We feel issuing a stock dividend is the best way to thank our new shareholders at this time," stated Paul Gain, Chairman and CEO of Monster Offers.

About Monster Offers:

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations.

For more information about Monster Offers, please visit www.monsteroffers.com. To follow Monster Offers on Twitter, please go to: www.twitter.com/MonsterOffers

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:
Monster Offers
Paul Gain, CEO
760-208-4905

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